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                                                                    EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              KINDER MORGAN, INC.

         The name of the corporation is Kinder Morgan, Inc. (the "Corporation"). The name of the Corporation as originally incorporated was KC Liquids Holding Corporation and its original Certificate of Incorporation was filed with the Delaware Secretary of State on October 31, 1996. On February 13, 1997, the Corporation filed with the Delaware Secretary of State a Restated Certificate of Incorporation that, in part, changed the Corporation's name to Kinder Morgan, Inc. This Restated Certificate of Incorporation, which restates, integrates and further amends the Company's Restated Certificate of Incorporation, was duly adopted in accordance with ss. 242 and ss. 245 of the General Corporation Law of the State of Delaware ("DGCL").

                                   ARTICLE I

         The name of the Corporation is Kinder Morgan, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL; provided, however, that if the consummation by Kinder Morgan G.P., Inc., a Delaware corporation (the "General Partner"), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership ("KMEP"), or any of KMEP's operating limited partnership or subsidiaries of any purchase, sale, investment, divestment or any other transaction is determined by the board of directors of the General Partner to be fair and reasonable to such entities, as applicable, such transaction shall not be within the power of the Corporation, including, but not limited to, any such action that was originally offered to the Corporation and was disclosed to the board of directors of General Partner by any director or officer of both General Partner and the Corporation; provided, however, that if the board of directors of the General Partner later determines to abandon such transaction, such transaction shall again be within the corporate power of the Corporation.

                                   ARTICLE IV

         Section 1. Authorized Capital. The Corporation shall be authorized to issue two hundred and fifteen million (215,000,000) shares of capital stock, of which (i) two hundred million (200,000,000) shares shall be shares of common stock, $.01 par value per share ("Common Stock"), (ii) ten million (10,000,000)



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shares shall be shares of Non-Voting Convertible Common Stock, par value $0.01 per share ("Non-Voting Common Stock"), and (iii) five million (5,000,000) shares shall be shares of preferred stock, $.01 par value per share ("Preferred Stock").

         Section 2. Preferred Stock. The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by applicable law, to provide from time to time for the issuance of shares of Preferred Stock in one or more series, and to determine the number of shares of each series and to fix for each series of Preferred Stock such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of such series.

         Section 3. Common Stock.

                  (a) Exclusive Rights. Subject to the rights of the holders of any series of Preferred Stock and except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (each a "Director") and for all other purposes. The number of authorized shares of Common Stock, Non-Voting Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock, Non-Voting Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

                  (b) Voting Rights. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, consent, waiver, release or other action; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL. Except as required by law, the holders of the Non-Voting Common Stock shall have no right to vote on any matters for which a vote of the stockholders of the Corporation is taken.

                  (c) Ranking. Except with respect to voting and conversion rights, the Common Stock and the Non-Voting Common Stock shall be in all respects have the same powers, preferences, rights and qualifications (including dividend rights and rights on liquidation, dissolution and winding up) and shall rank pari passu with each other.


                  (d) Dividends. Subject to all of the rights of any class of stock ranking senior to the Common Stock and Non-Voting Common Stock as to dividends, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend or distribution upon both the Common Stock and the Non-Voting Common Stock in shares of any authorized class or series of capital stock of the Corporation only if such dividend is declared and paid proportionately to all holders of Common Stock and Non-Voting Common Stock as follows: (i) in Common Stock to the holders of Common Stock and in Non-Voting Common Stock to the holders of Non-Voting Common Stock, or (ii) in any authorized class or series of capital stock to the holders of both Common Stock and Non-Voting Common Stock.

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                  (e) Conversion.

                      (i) Any holder of Non-Voting Common Stock shall have the
                  right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 3(d) of Article IV, any or all of such holder's shares of Non-Voting Common Stock into fully paid and non-assessable shares of Common Stock at the rate (subject to adjustment as provided below) of one share of Common Stock for each share of Non-Voting Common Stock surrendered for conversion; provided, however, if the holder in any such conversion is subject to the Bank Holding Company Act of 1956, as amended (12 U.S.C. ss.1841, et. seq.) and the regulations promulgated thereunder (collectively and including any successor provisions, the "BHCA Act"), such conversion may be made only if:

                          (A) the BHCA Act would not prohibit such holder from
                      holding such shares of Common Stock; and

                          (B) such shares of Common Stock to be received upon
                      such conversion will be distributed or sold (1) in connection with any public equity offering registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (2) in a "broker's transaction" (as defined in Rule 144(g) under the Securities Act) pursuant to Rule 144 under the Securities Act or any similar rule then in force, (3) to a person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of persons if, after such distribution or sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than 2% of the outstanding securities of the Corporation entitled to vote on the election of directors of the Corporation, (4) to a person or group (within the meaning of the Exchange Act) of persons if, prior to such sale, such persons or group of persons had control of the Corporation, or (5) in any other manner permitted under the BHCA;

                  provided, further, that if the holder converts any shares of the Non-Voting Common Stock as provided in clauses (A) and
                  (B) above and any distribution or sale of the Common Stock fails to occur for any reason, such holder may convert the Common Stock into the Non-Voting Common Stock converted in anticipation of such distribution or sale.

                      (ii) Such conversion right shall be exercised by the
                  surrender to the Corporation of the shares of the applicable Non-Voting Common Stock to be converted in the manner provided above at any time during usual business hours at its principal place of business, accompanied by (A) written notice that the holder elects to convert such shares of Non-Voting Common Stock and specifying the name or names (with address) in which a certificate or certificates for shares of the Common Stock are to be issued; (B) if so required by the Corporation, a written instrument or instruments of transfer in form reasonably satisfactory to the

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                  Corporation duly executed by the holder or its duly
                  authorized legal representative; (C) transfer tax stamps or funds therefor, if required pursuant to Section 3(d)(iv) of this Article IV, and (D) a certificate in form satisfactory to the Corporation stating that the holder has satisfied all applicable conditions to conversion, including without limitation the restrictions described in Section 3(d)(i) of this Article IV, and the Corporation may rely upon such Certificate as to the holder's compliance with any such conditions or restrictions without any investigation by the Corporation as to such matters. As promptly as practicable after the surrender, as herein provided, of any shares of Non-Voting Common Stock for conversion pursuant to Section 3(d)(i) of this Article IV, the Corporation shall deliver to or upon the written order of the holder of such shares of Non-Voting Common Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of the Common Stock into which such shares of Common Stock may be or have been converted in accordance with the provisions of this Section 3(d) of
                  Article IV. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Non-Voting Common Stock shall have been surrendered in satisfactory form for conversion, and the person or persons entitled to receive the shares of Common Stock deliverable upon conversion of such shares of Non-Voting Common Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such appropriate time. Notwithstanding the foregoing, a holder's identification of the person or persons entitled to receive any shares of Common Stock deliverable upon conversion shall not be deemed an approval by the Corporation of a transfer or conversion that would result in a violation of any applicable law or restriction on transfer or conversion and shall not be deemed a waiver by the Corporation or any other person of any right or restriction regarding any such transfer or conversion.

                      (iii) So long as shares of each of the Common Stock and
                  Non-Voting Common Stock are outstanding or authorized or reserved for issuance, the Corporation shall not, without the affirmative vote of the holders of a majority of the Common Stock and the Non-Voting Common Stock, each voting separately as a class, effect any stock split, reclassification, reorganization, recapitalization, combination or subdivision of Common Stock or Non-Voting Common Stock, unless the Corporation shall also contemporaneously effect a stock split, stock dividend, reclassification, reorganization combination on subdivision on the same terms with respect to the other class. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, including without limitation the adjustments required under this Section 3(d)(iii) of Article IV, and will at all times in good faith assist in the carrying out of all the provisions of this Section 3(d)(iii) of Article IV, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Non-Voting Common Stock against dilution or other impairment.

                      (iv) The Corporation shall pay any and all issue and
                  other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on

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                  conversion of shares of Non-Voting Common Stock pursuant
                  hereto; provided, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                      (v) The Corporation shall at all times reserve and keep
                  available out of its authorized but unissued shares of Common Stock, free of preemptive rights, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into Common Stock; and if at any time the number of authorized but unissued shares of each class shall not be sufficient to effect the conversion of all then outstanding shares of the other class, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

                      (vi) In the event of a merger or consolidation of the
                  Corporation with or into another entity (whether or not the Corporation is the survey entity), the holders of the Non-Voting Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Common Stock in such merger on consolidation; provided, however, that if the per share consideration consists of voting capital stock, proper provision shall be made so that the holders of the Non-Voting Common Stock shall receive non-voting capital stock convertible into that voting capital stock in the same manner and with the stock provisions as set forth in this Section 3 of Article IV.

         Section 4. Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered in the records of the Corporation, or with any agent of the Corporation employed as the stock transfer agent of the Corporation, as the owner thereof for all purposes, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person or entity, whether or not the Corporation shall have notice of such claim, except as expressly provided by applicable law.

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                                   ARTICLE V

         Section 1. Annual Meetings of Stockholders. The annual meetings of stockholders of the Corporation (each a "Stockholder" and collectively, "Stockholders") shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

         Section 2. Calling of Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock and to the requirements of applicable law, special meetings of Stockholders may be called only by either (a) the Chairman of the Board of Directors, or (b) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the "Whole Board").

         Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Section 2 of Article V may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least eighty
(80) percent of the combined voting power of the then outstanding shares of the Corporation's stock entitled to vote generally in the election of Directors ("Voting Stock"), voting together as a single class.

         Section 3. Chairman of Stockholder Meetings. Each annual and special meeting of Stockholders shall be presided over by a Chairman, who shall have the exclusive authority to, among other things, determine (a) whether business and nominations have been properly brought before such meetings, (b) the order in which business and nominations properly brought before such meeting shall be considered, and (c) whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. The Chairman of each annual and special meeting shall be the Chairman of the Board of Directors, or such person as shall be appointed by the resolution approved by the majority of the Whole Board. If a meeting is adjourned for more than thirty (30) days, or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

         Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Section 3 of Article V may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least eighty
(80) percent of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class.

         Section 4. Election of Directors.

                  (a) Method of Election. Election of Directors at all meetings of the Stockholders at which Directors are to be elected need not be by written ballot and instead may be made by voice vote.

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                  (b) Required Vote. At all meetings of Stockholders at which
         Directors are to be elected, a plurality of the combined voting power of the then outstanding shares of Voting Stock cast thereat shall elect Directors. Each share of Common Stock shall be entitled to one vote, in person or by proxy. Each share of any series of Preferred Stock shall be entitled to that number of votes as designated by the Board of Directors (or a committee thereof) in the resolution establishing such issuance or series. Cumulative voting for the election of Directors is expressly not permitted.

         Section 5. Matters Other Than the Election of Directors.

                  (a) Method of Voting. Unless and except to the extent that the By-Laws of the Corporation shall so require, all voting by Stockholders, except the election of Directors of the Corporation, need not be by written ballot and instead may be made by voice vote.

                  (b) Required Vote. Subject to the rights of holders of any series of Preferred Stock, and except as otherwise provided by law, applicable stock exchange rules or this Restated Certificate of Incorporation, in all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the Stockholders.

         Section 6. Inspectors of Elections; Opening and Closing the Polls. To the extent required by applicable law, the Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of Stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of Stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

         The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting.

         Section 7. Stockholder Inspection of Corporate Records. Except as otherwise provided by applicable law, the Board of Directors shall have the power to determine from time to time whether and, if allowed, under what conditions, circumstances and regulations the books and records of the Corporation shall be open to inspection by the Stockholders, and the Stockholders' ability to inspect any of the books and records or any other document of the Corporation are and shall be restricted or limited according to the determination of the Board of Directors.

         Section 8. Written Consent. Subject to the rules and regulations of the New York Stock Exchange, or any other exchange on which the Corporation's securities are listed, and until the date on which Richard D. Kinder, William
V. Morgan and their affiliates no longer own a majority of the combined voting power of the then outstanding shares of Voting Stock, any action permitted or

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required by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation to be taken at a special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of incorporation, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Subject to the above provisions of this Section 8 of Article V and the rights of the holders of any series of Preferred Stock, any action otherwise required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected without such a meeting by any consent in writing by such holders.

         Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Section 8 of Article V may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least eighty
(80) percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

                                   ARTICLE VI

         Section 1. Corporate Governance. Subject to Article IX hereof, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. Only the directors shall have the power to elect or appoint the officers of the Corporation; no officer may be elected or appointed by the stockholders of the Corporation.

         Section 2. Number. Subject to the rights of the holders of any series of Preferred Stock, the number of Directors constituting the Whole Board shall not be less than one. Subject to the rights of the holders of any series of Preferred Stock, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.

         Section 3. Qualifications.

                  (a) Age. No person shall be nominated for election, nor elected, as a Director of the Corporation if such person (i) has attained the age of 80 as of such nomination or election, or (ii) will attain the age of 80 prior to the expiration of the term of office such person is being nominated or elected for.

                  (b) Convictions. No person may be a Director of the Corporation after conviction of any offense under applicable law punishable by a term of imprisonment exceeding one year or by death during the period after such conviction that such person in connection with

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         such conviction is incarcerated, on parole, subject to court order or supervision, or subject to supervision of any agency of a state or the federal government.

         Section 4. Tenure. The Directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the applicable Certificate of Designations, shall be divided, with respect to the time for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the first annual meeting of Stockholders following the filing of this Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of Stockholders following the filing of this Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of Stockholders following the filing of this Restated Certificate of Incorporation. Each Director shall hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of Stockholders, commencing with the first annual meeting after the filing of this Restated Certificate of Incorporation (i) Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of Stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

         Section 5. Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of Directors, shall be filled only by the affirmative vote of a majority of the remaining Directors, even if less than a quorum of the Board of Directors and not, unless so provided by a majority of the Whole Board, by Stockholders, and Directors so chosen shall hold office for a term expiring at the annual meeting of Stockholders at which the term of office of the class to which they have been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Whole Board shall shorten the term of any incumbent Director.

         Section 6. Removal. Subject to the rights of the holders of any series of Preferred Stock, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty (80) percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

         Section 7. Rights of Classes Separately to Elect Directors. Notwithstanding anything else contained in this Restated Certificate of Incorporation, whenever holders of any one or more series of Preferred Stock shall have the right, voting separately by class, classes or series, to elect Directors at any annual or special meeting of Stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Restated Certificate of Incorporation, including any applicable resolutions of the Board of Directors adopted pursuant to Article IV hereof. Directors so elected shall not be divided into classes and shall be elected by such holders annually unless expressly provided otherwise by those provisions or resolutions, and, during the prescribed terms of office of those Directors, the Board of Directors shall

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


consist of a number of Directors equal to the number of those Directors plus the number of Directors determined as provided in Section 2 of Article VI.

         Section 8. Amendment. Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Article VI may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least eighty (80) percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

                                  ARTICLE VII

         Section 1. Director Amendment of By-Laws. In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized and empowered to make, alter, amend and repeal any or all of the provisions of the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent.

         Section 2. Stockholder Amendment of By-Laws. Stockholders may make, alter, amend and repeal the By-Laws of the Corporation only by the affirmative vote of the holders of at least eighty (80) percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

                                  ARTICLE VIII

         Section 1. Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent authorized by the DGCL, as the same exists or as may hereafter be amended, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, alteration or repeal of, nor the adoption of any provision inconsistent with, any provision of this
Section 1 of Article VIII, which shall in any manner increase the actual or potential liability of any Director of the Corporation, shall apply to or have any effect on the liability or alleged liability of any such Director for or with respect to actions or omissions of such Director occurring prior to such amendment, alteration, repeal or adoption.

         Section 2. Indemnification and Insurance.

                  (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the

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


         fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

                  (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors, independent

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


         legal counsel, or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In addition, the claimant shall be presumed to have met the applicable standard of conduct unless adjudicated otherwise.

                  (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, By-Laws, agreement, vote of Stockholders or disinterested Directors of the Corporation or otherwise.

                  (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                  (e) Continuing Directors. All references in this Article VIII to a Director shall also be deemed to refer to any such Director acting in his or her capacity as Continuing Director, as defined in
         Article IX.

         Section 3. Amendment. No amendment, alteration or repeal of, nor the adoption of any provision inconsistent with, any provisions of this Article VIII, which shall in any manner increase the actual or potential liability of any Corporate Affiliate or shall apply to or have any effect on the liability or alleged liability of any such Corporate Affiliate for or with respect to actions or omissions of such Corporate Affiliate occurring prior to such amendment, alteration, repeal or adoption.

         Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Article VIII may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least eighty (80) percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

                                   ARTICLE IX

         The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors, as defined below, then in office. Pursuant to Section 141(a) of the DGCL, the Continuing Directors shall have the power and authority to make all decisions and determinations, and to exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For

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


purposes of this Article IX and any such agreement, the term "Continuing Directors" shall mean (a) those Directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any Director who subsequently becomes a member of the Board of Directors, if such Director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office, or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors.

                                   ARTICLE X

         The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon Stockholders, Directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Richard D. Kinder, its Chairman and Chief Executive Officer, on this ___ day of ____________, 1999.



                                       By:
                                          --------------------------------------
                                          Richard D.  Kinder
                                          Chairman and Chief Executive Officer

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